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                                                                  Exhibit 12.1

               United Air Lines, Inc. and Subsidiary Companies

              Computation of Ratio of Earnings to Fixed Charges


                                              Six Months Ended
                                                  June 30
                                              1995        1994
                                               (In Millions)
Earnings:

  Earnings (loss) before income taxes       $   228     $   (16)
  Fixed charges, from below                     569         493
  Undistributed earnings of affiliates          (23)         -
  Interest capitalized                          (22)        (19)

    Earnings                                $   752     $   458


Fixed charges:

  Interest expense                          $   185     $   161

  Portion of rental expense
    representative of the
    interest factor                             384         332

      Fixed charges                         $   569     $   493


Ratio of earnings to fixed charges             1.32         (a)



(a) Earnings were inadequate to cover fixed charges by $35 million in the first six months of 1994.
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